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EXHIBIT 99.1

SIERRA PACIFIC RESOURCES FILES NEW COMPLAINT AT FERC SEEKING TO STOP ENRON FROM OBTAINING 'UNLAWFUL TERMINATION PAYMENTS'

Monday October 6, 3:06 pm ET

NEVADA UTILITIES ASK FERC TO ASSERT EXCLUSIVE JURISDICTION IN ENRON DISPUTE; STATE ATTORNEY GENERAL EXPECTED TO INTERVENE

LAS VEGAS, Oct. 6 /PRNewswire/ -- Electric utility units of Sierra Pacific Resources (NYSE: SRP - News) today filed a complaint at the United States Federal Energy Regulatory Commission (FERC) to prevent bankrupt Enron Power Marketing, Inc. (Enron) from obtaining a final judgment -- pending FERC review -- involving more than $330 million from "unlawful termination payments."

Enron had been found by the FERC earlier this year to have unlawfully manipulated the Western energy market, engaging in fraud, deception and other actions that created power market prices that were unjust and unreasonable. Prior and subsequent to the FERC ruling, numerous Enron employees pled guilty to related criminal charges.

Today's filing is intended to address Enron's purported "early termination" of power contracts with Sierra Pacific's Nevada utilities in a maneuver that would provide a "windfall" by obtaining payment for electric power that Enron did not, nor could not, provide. It describes the "great harm" that could be done to the utilities as well as the citizens of Nevada should any money be paid to Enron -- pending appeals and FERC review -- while Enron enjoys the protection of its bankruptcy.

The company said it expects that the Nevada Attorney General's office, through its Bureau of Consumer Protection, will intervene on behalf of Nevada citizens, joining the Nevada utilities in opposing Enron's actions.

Walter Higgins, chairman and CEO of Sierra Pacific Resources, said, "Enron's latest maneuvers, seeking to reach out from bankruptcy and seriously damage our Nevada utilities, would have profound effects on our state's citizens and the reliable delivery of energy supplies that are at the heart of our economy.

"The issues presented in this FERC case are clear," Higgins added. "A company like Enron that engaged in pervasive wrongdoing should not be permitted to adroitly 'game' the legal system so it can benefit from its criminal and regulatory misconduct."

The complaint filed today calls for the FERC to preserve the status quo while it reviews the complaint and ultimately find that Enron's actions violated the terms of tariff language and therefore is not entitled to "a penny for power not delivered." The filing adds that in the unlikely event these terminations were found lawful, it is not in the public interest to permit Enron to collect a windfall under these circumstances.

    Summary of New FERC Complaint

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*     Sierra Pacific Resources believes that Enron's violations of federal law, including the Federal Power Act, breached FERC's regulations and power tariffs governing the transactions. Under these circumstances, it would be grossly unfair to permit Enron to -- again -- line its pockets and claim yet another set of victims.

* The new complaint asks FERC to (a) assert its jurisdiction over the issue of whether Enron may lawfully claim rights under the power deals to be paid for not providing power that it could not provide anyway, (b) preserve the status quo by preventing Enron from enforcing the tariffs in dispute while FERC reviews the matter; (c) find that the applicable rules do not permit the sort of maneuver to create a windfall that Enron has attempted, and (d) find that, even if hypothetically Enron is technically entitled to a payment, it is neither equitable nor in the public interest for the Nevada Companies to be required to pay Enron an additional $300 million plus award.

* The new complaint asks FERC to find that Enron failed to act "reasonably" as required by the tariffs when it purported to terminate the contracts. Enron acted unreasonably because it had sold its marketing business, had no means of performing the contract, and apparently had one and only one objective -- to use any pretext to get out of its contracts and get paid for doing nothing.

* Sierra Pacific Resources will also demonstrate that the harm to the public at large and third parties, not just the harm to the utilities themselves, would be so substantial as to require FERC to prevent the payment to Enron.

* The new complaint is consistent with recent FERC orders that underscore the very different roles and perspectives of bankruptcy courts and the Commission. As the Commission has made clear in the recent NRG case involving a very similar effort by a bankrupt power supplier to terminate contracts with a public utility (Connecticut Power & Light), FERC's broader mandate under the Federal Power Act to protect the public interest takes jurisdictional precedence over a bankruptcy court's limited perspective of debtor rights.

* FERC has previously expressed the well-founded view that power suppliers cannot use the bankruptcy courts to "maneuver" around FERC's expertise and jurisdiction. Here, Enron has thus far succeeded in "jurisdictional manipulation," just as it previously was found to have been guilty of "market manipulation."

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Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.